EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 7, 2007 relating to the financial statements and financial statement schedule, which appears in Trident Microsystems, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2006.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Jose, California
August 22, 2007